Exhibit 10.15

LEASE

RIVERSIDE CENTER

ROANOKE, VIRGINIA

THIS LEASE is made this 30th day of December 2005, by CARILION MEDICAL CENTER (hereinafter referred to as “Landlord”) and LUNA INNOVATIONS INCORPORATED (hereinafter referred to as “Tenant”).

WITNESSETH

In consideration of the mutual agreements hereinafter set forth, the parties hereto mutually agree as follows:

1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term and upon the conditions hereinafter provided, that certain space in Suites 300 & 400, located on the 3rd and 4th floors of the office building to be constructed by Landlord at Phase 1 of Building #1 - Riverside Center, Roanoke, Virginia, 24014, (hereinafter referred to as the “Building”), which space shall consist of the entire 4th floor of the Building and the portion of the 3rd floor identified by Tenant in writing to Landlord on or before June 1, 2006, provided that the total leased space shall consist of approximately 20,000 net rentable square feet (such space being hereinafter referred to as the “Premises”). The parties agree that a floor plan showing the Premises shall be attached hereto as Exhibit A once the space has been identified by Tenant.

1A. Tenant’s Option and Right of First Refusal. If at any time hereafter, Landlord receives from a ready, willing and able prospective tenant an acceptable bona fide offer, or makes a bona fide offer to such a prospective tenant, to lease all or a portion of the space on the third floor of the Building not leased to Tenant, Landlord shall give Tenant written notice thereof, specifying term, rent of the proposed lease, accompanied by Landlord’s affidavit that such offer to lease is in good faith. Tenant shall thereupon have the prior option to lease the space at the rent rate covered by the offer, which option Tenant may exercise by giving Landlord written notice within fifteen (15) days after Tenant’s receipt of Landlord’s notice of the offer. Should Tenant fail to exercise the right of first refusal within the time limits set forth above or elect not to exercise said right, Landlord may lease the space to such third party and Tenant’s right of first refusal for space shall terminate. Notwithstanding the foregoing, Tenant shall have the option, at any time prior to receiving notice from Landlord that Landlord has made or received a bona fide offer to lease all or a portion of the third floor of the Building not leased to Tenant, to lease all or a portion of such additional space. In the event Tenant notifies Landlord in writing of its election to lease additional space on the third floor, the additional space shall be leased by Landlord to Tenant pursuant to the terms and conditions set forth herein and the parties agree to execute an amendment to this Lease reflecting the lease of the additional space.

2. Term and Renewal. The term of this Lease shall be for five years and commence on the later of: (i) the 1st day of September 2006 or (ii) the day the Landlord delivers to Tenant of a certificate of occupancy issued by the appropriate governmental authorities (provided the Building and Tenant’s Improvements are substantially complete), permitting Tenant to take possession of the Premises. Landlord shall provide at least thirty (30) days prior notice to the Tenant of the anticipated Commencement Date and Landlord shall give Tenant access to the Premises during such thirty (30) day period. In the event the Landlord has not substantially completed the Building, including Tenant’s Improvements, and delivered a certificate of occupancy to Tenant by January 1, 2007, Tenant may terminate this Lease upon written notice to Landlord.

Landlord agrees that in the event Tenant notifies Landlord in writing at least twelve (12) months prior to the end of the initial five year term that Tenant would like to renew this Lease for an additional five years, Landlord shall negotiate with Tenant in good faith for a five year extension of this Lease.

3. Rent. Tenant shall pay as base rent for the Premises at the rate of Twenty Four Dollars ($24.00) per square foot for the first year of the term, payable in advance, in equal monthly installments. The first monthly installment is to be made by Tenant within two business days following the Commencement Date, and the second and all subsequent monthly payments to be made on the first day of each and every calendar month during the term hereof, beginning with the second full calendar month after the Commencement Date. If the Commencement Date is a date other than the first day of a month, the rent from the Commencement Date until the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) or one-thirty first (1/31st), as applicable, of the base monthly rental for each day and that amount plus rent for the first full calendar month shall be paid by Tenant to Landlord within two business days following the Commencement Date. Tenant shall pay rent to Landlord, or to such other party or at such other address as Landlord may designate from time to time by written notice to Tenant, without demand and without deduction, set-off or counterclaim, except as expressly set forth herein. If Landlord shall at any time or times accept said rent after it shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any or all of Landlord’s rights hereunder. As reflected in the table set forth below, rent for the third, fourth and fifth years of the term shall increase by two percent (2%) over the rent paid during the preceding lease year (numbers based on 20,000 net rentable square feet).

Year One	$40,000.00 per month	$480,000.00 annually
Year Two	$40,000.00 per month	$480,000.00 annually
Year Three	$40,800.00 per month	$489,600.00 annually
Year Four	$41,616.00 per month	$499,392.00 annually
Year Five	$42,448.32 per month	$509,379.84 annually

3A. Rent Adjustment. Notwithstanding the provisions of Article 3, and after taking into account the various terms of each lease, Landlord agrees that the rent paid by Tenant shall never exceed the rent paid to Landlord by any other tenant in the Building. In the event any space in the Building is leased to one or more third parties for less than Twenty Four Dollars ($24.00) per square foot, Landlord shall give immediate notice to Tenant. Tenant and Landlord shall jointly choose a MIA real estate appraiser. The two leases and all relevant information including the cost of the tenant improvements shall be submitted to the appraiser for his review. Without sharing the details of the information submitted with Tenant, the appraiser shall then be requested to evaluate the relative financial value of the two landlord/tenant arrangement and then report back to Landlord and Tenant whether the new tenant is receiving a better financial arrangement on a square foot basis. If the appraiser determines that the new tenant is receiving a better financial arrangement he shall then inform the Landlord and Tenant what adjustment would need to be made in Tenant’s rent to make the two financial arrangements equivalent. That adjustment would then be implemented and the rent for the subsequent years of Tenant’s Term shall also be adjusted accordingly. Tenant acknowledges and agrees that the terms and conditions set forth in this Article 3A shall not be triggered by, or apply to, any leased space containing less than 1,000 square feet, or wherein the tenant is Carilion Health System, its subsidiaries or the Carilion Biomedical Institute, and that this Article 3A only applies to the Building and not any other buildings that may be constructed by Landlord in Riverside Center.

4. Use of Premises. Tenant will use and occupy the Premises following the Commencement Date solely for the conduct of Tenant’s business and in accordance with the uses permitted under applicable zoning regulations. Tenant will not use or occupy the Premises for any unlawful purpose, and will comply with all present and future laws, ordinances, regulations, and orders of the United States of America, State of Virginia, and any other public authority having jurisdiction over the Premises. It is expressly understood that if any present or future law, ordinance, regulation or order requires an occupancy permit for the Premises, Tenant will obtain such permit at Tenant’s own expense. Tenant will have, together with other tenants in the Building, access to and use of all common areas and facilities of the Building.

5. Assignment and Subletting. Tenant will not assign, transfer or encumber this Lease or the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, nor shall any assignment or transfer of this Lease be effectuated by operation of law or otherwise without prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. If Tenant merges with a third party or if Tenant sells substantially all its assets Tenant may assign and/or transfer this Lease after obtaining the written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. Tenant may sublet or rent the Premises or any portion thereof only with the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. In the event that Tenant defaults hereunder, Tenant hereby assigns to Landlord the rent due from any assignee or subtenant of Tenant and hereby authorizes each such subtenant to pay said rent directly to Landlord.

6. Building and Improvements. Landlord, at its sole cost and expense, shall cause the Building, of which the Premises are a part, to be constructed in accordance with the plans and specifications, including finishes, resubmitted to the Building Department of the City of Roanoke on December 28, 2005, which plans and specifications are incorporated herein by reference (the “Plans and Specifications”). Landlord warrants to Tenant that the Building shall be constructed in a good and workmanlike manner, substantially free of defects in workmanship and substantially in accordance with the Plans and Specifications; it being acknowledged by Tenant that Landlord may substitute materials of like-kind and quality without obtaining Tenant’s prior written consent. Landlord shall promptly repair and replace any defects or deficiencies noted by Tenant to Landlord which arises as a result of the construction of the Building and not as a result of Tenant’s use of the Premises.

Prior to the Commencement Date, Landlord shall complete construction of all requested Tenant improvements according to Tenant’s plans and specifications as approved by Landlord, which approval shall be unreasonably withheld or delayed (“Tenant’s Improvements”). Landlord agrees that it shall pay an amount up to $25.00 per sq. ft. for the construction of Tenant’s Improvements. Landlord agrees to contract directly with the party constructing the Building to complete Tenant’s Improvements, and Tenant shall be named as a third party beneficiary to such contract. Landlord shall inform Tenant of any cost of Tenant’s Improvements that shall exceed the square foot allowance and Landlord will not begin the construction of Tenant’s Improvements without Tenant’s written approval. Landlord shall not make any modifications to Tenant’s Improvements that would result in an additional cost in excess of the square foot allowance without the prior written consent of Tenant. In the event the cost of Tenant’s Improvements exceed the square foot allowance paid by Landlord, Tenant shall reimburse Landlord the additional costs following Tenant’s receipt of written notice from Landlord evidencing that the additional costs have been paid. Tenant shall be free to make, with Landlord’s consent, provided such consent shall not be unreasonably withheld or delayed, additional alterations, redecorations, or improvements in and to the Premises provided all of such alterations, redecorations, additions or improvements conform to all applicable Building Codes of the City of Roanoke. If any mechanic’s lien is filed against the Premises, or the real property of which the Premises are a part, for work claimed to have been done directly for, or materials claimed to have furnished directly to, Tenant, such mechanic’s lien shall be discharged by Tenant within twenty (20) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by filing any bond permitted by law. If Tenant shall fail to discharge any such mechanic’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as additional rent payable with the monthly installment of rent next becoming due; it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive, or release, the default of Tenant in not discharging the same. It is understood and agreed that in the event Landlord shall give its written consent to Tenant’s making any alterations, decorations, or improvements, such written consent shall not be deemed to be an agreement or consent by Landlord to subject Landlord’s interest in the Premises, the Building or the real property upon which the Building is situated to any mechanic’s liens which may be filed in respect of any such alterations, decorations, additions, or improvements made by or on behalf of Tenant. All alterations, decorations, additions or improvements, in or to the Premises or the Building made by either party shall remain upon and be surrendered with the Premises as a part thereof at the end of the term hereof without disturbance, molestation or injury; provided, however, that if Tenant is not in default in the performance of any of its obligations under this Lease, Tenant shall have the right to remove, prior to the expiration or termination of the term of this Lease, all movable furniture, furnishings, or equipment installed in the Premises at the expense of Tenant (except carpeting which Tenant has installed, which shall become property of Landlord), and if such property of Tenant is not removed by Tenant prior to the expiration or termination of this Lease the same shall become the property of Landlord and shall be surrendered with the Premises as a part thereof.

7. Maintenance and Repair. Tenant shall suffer no waste or injury to the Premises or the fixtures and equipment therein, and shall, at the expiration or other termination of the term of this Lease, surrender up the Premises in the same order and condition in which they are on the Commencement Date, ordinary wear and tear and damage by the elements, fire or other casualties excepted. Landlord, at its sole cost, shall diligently and as soon as practicable perform all necessary maintenance and make all repairs, service, maintenance and/or replacement necessary (including, but not limited to, all plumbing, piping, heating and air conditioning systems, electrical and lighting facilities and equipment, wiring, fixtures, elevators, windows, door glass, plate glass, showcases, skylights and entrances) to keep the Premises in good condition and in proper working order. Landlord shall also provide and install all original and replacement fluorescent tubes and light bulbs within the Premises necessary to provide adequate lighting. Landlord shall promptly cause the removal, at no expense to Tenant, of all snow and ice from the sidewalks and parking areas serving the Leased Premises and shall maintain, at its sole cost, the landscaping, sidewalks and parking areas in good repair and condition.

8. Signs; Furnishings. No sign, advertisement or notice shall be inscribed, painted, affixed or displayed on any part of the inside of the Building except on the directories, the doors of offices and corridor walls, and then only in such place, number, size, color and style as is approved by Landlord, which approval shall not be unreasonably withheld or delayed, and at Tenant’s cost and expense, and if such sign, advertisement or notice is nevertheless exhibited by Tenant without Landlord’s consent, Landlord shall have the right to remove the same and Tenant shall be liable for any and all expenses incurred by Landlord by said removal. Tenant shall be entitled, at Tenant’s expense, to construct signage on the exterior of the Building based on a prorated share of the allowable space for signage on the side of Building. Said proration shall be calculated based on the percentage of square footage of the Premises over the total net rentable square footage with in the Building. The signs shall comply with all local rules, regulations and ordinances promulgated by the local governing body where the Building is located. Landlord shall have the right to prescribe the weight and position of safes and other heavy equipment or fixtures, which shall, if considered necessary by the Landlord, stand on plank strips to distribute the weight. Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into, in or out of the Premises, or due to the same being on the Premises shall be repaired by, and at the sole cost of, Tenant. No deliveries of any matter of any description will be received into the Building or carried in the elevators except as approved by Landlord, which approval shall not be unreasonably withheld or delayed, and all deliveries shall be made only through entrances of the Building designated for this purpose. All moving of furniture, equipment and other material shall be coordinated with, and under the supervision of, Landlord who shall, however, not be responsible for any damage to or charges for moving same.

9. Access to Premises. Tenant shall permit Landlord, or its representatives to enter the Premises during Tenant’s normal business hours provided Tenant receives at least twenty four (24) hours prior written notice (except in the case on an emergency when no such notice is necessary), without charge therefore to Landlord and without diminution of the rent payable by Tenant, to examine, inspect and protect the same, and to make such alterations and/or repairs as in the judgment of Landlord may be deemed reasonably necessary. Upon receipt of written prior notice, Tenant shall also permit Landlord or its representatives such access to Premises to exhibit the same to prospective Tenants during the last one hundred twenty (120) days of the term of this Lease.

10. Insurance Rating. Tenant will not conduct or permit to be conducted any activity, or place any equipment in or about the Premises, which will, in any way, increase the rate of fire insurance or other insurance on the Building, and if any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to activity or equipment in or about the Premises, such statement shall be conclusive evidence that the increase in such rate is due solely to such activity or equipment and, as a result thereof, Tenant shall be liable for such increase and shall reimburse Landlord therefore.

11. Tenant’s Equipment. Tenant may not install or operate in the Premises any electrically operated equipment or other machinery, other than radios, televisions, clocks, copying machines, paper shredders, computers, fax machines, printers or other equipment and machinery used in Tenant’s ordinary business without first obtaining the prior consent of Landlord, which consent shall not be reasonably withheld or delayed, provided that such consent may be conditioned upon the payment by Tenant of additional rent in compensation for such excess consumption of utilities and for the cost of additional wiring as may be occasioned by the operation of said equipment or machinery. Tenant shall not install any other equipment of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air-conditioning system, or electrical system of the Premises or the Building without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be reasonably objectionable to Landlord or to any tenant in the Building shall be installed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise and vibration.

12. Indemnity and Liability and Casualty Insurance. Tenant shall indemnify and hold harmless Landlord, Carilion Medical Center and its respective parents, subsidiaries, affiliates, related corporations, agents, officers, directors, and employees, from and against any and all claims, liabilities, losses and causes of action of whatever kind or nature which are suffered by or asserted against Landlord arising out of Tenant’s use of the Premises, provided Tenant shall not be responsible for damages and injury caused by the negligence or wrongful act of Landlord, its employees, agents or representatives; and Tenant further agrees to defend all such claims at its own cost and expense without reimbursement from Landlord. Tenant further covenants and agrees to indemnify Landlord resulting from any action or failure to act by any and all of Tenant’s employees on the Premises.

Tenant does hereby covenant and agree to obtain and keep in full force and effect insurance as set forth below and to furnish Landlord with certificates of insurance evidencing such coverage, which insurance shall name Carilion Medical Center as additional named insured and shall contain a forty-five (45) day cancellation or material change in coverage clause. To the extent reasonably available, such policies shall contain a waiver of subrogation in favor of Carilion Medical Center. Tenant agrees that the insurance coverages set out below shall be primary coverage as between Landlord and Tenant. Except as set forth herein, such insurance coverages do not limit the liability of Tenant to Landlord for any damages.

12A. Comprehensive General Liability. Tenant shall obtain commercial general liability insurance with minimum limits of $1,000,000 Each Occurrence, $2,000,000 General Aggregate, $2,000,000 Products & Completed Operations Aggregate, $1,000,000 Personal & Advertising Injury, $1,000,000 Fire Damage (any one fire) and $10,000 Medical Expense (any one person).

12B. Additional Insured Endorsement CG2010 11/85 or equivalent in favor of Carilion Medical Center and all affiliates (copy of endorsement(s) must accompany standard ACORD certificate of insurance).

It is understood and agreed that the furnishing by Tenant of such policies of insurance and the acceptance of same by Landlord is not intended to and shall not, limit, affect, or modify the obligations or responsibilities otherwise assumed or owed by Tenant.

Tenant agrees to take out and maintain at all times during the term of this Lease a policy of all risk property insurance including, but not limited to, improvements and betterments coverage, on its improvements, alterations, and other personal property placed at the Premises, whether or not placed there by Tenant.

Tenant will not engage in any activity or business which would cause Landlord’s all risk property insurance to be canceled or which would result in higher premiums. Should the nature or conduct of Tenant’s business in the Premises result in increased all risk property premiums for the Premises and/or the adjoining and surrounding improvements owned by Landlord, Tenant will pay Landlord during the term thereof an amount equal to such increase so long as it shall continue in effect, following Tenant’s receipt of written evidence that the increase arises directly and solely from Tenant’s business in the Premises.

Landlord, at its sole cost and expense, shall obtain at all times during the term of this Lease hazard insurance, in an amount equal to the replacement cost of the Building, against loss or damage by fire or other casualty. Landlord hereby indemnifies Tenant and its respective parents, subsidiaries, affiliates, related corporations, agents, officers, directors, and employees (collectively, “Tenant Affiliates”) and holds Tenant and Tenant’s Affiliates harmless from and against any claims, liabilities, losses and causes of action of whatever kind or nature which are suffered by or asserted against Tenant and/or Tenant’s Affiliates by any person and which claims, liabilities, losses and causes of action arise out of, or in connection with or are based upon any wrongful acts, omissions, or failures of Landlord, its employees, servants or invitees under this Lease, unless due to Tenant’s negligence, or wrongful acts or omissions.

13. Services and Utilities. It is agreed that Landlord will furnish heat and air conditioning, during the seasons of the year when heat and air conditioning are required, between the hours of 8:00 a.m. and 8:00 p.m., Monday through Saturday, government holidays excepted. It is agreed that Landlord will provide reasonably adequate electricity, water, exterior window cleaning service and Monday through Friday only (except government holidays), janitorial service after 6:00 p.m. Landlord will also provide elevator service between the hours of 8:00 a.m. and 8:00 p.m., Monday through Saturday (except government holidays), and at least one (1) elevator with code access on a twenty-four hour basis, provided, however, that Landlord shall have the right to remove elevators from service as the same shall be required for moving freight, or for servicing or maintaining the elevators and/or the Building, provided that so far as is reasonably practical, at least one elevator shall be available at all times. Landlord shall maintain the public restrooms in the Building and shall furnish, without charge therefore, all soap, paper towels, and toilet tissue necessary for the efficient use of such rooms. It is understood and agreed that Landlord shall not be liable for failure to furnish, or for delay or suspension in furnishing, any of the services (required to be performed by Landlord) caused by breakdown, maintenance, repairs, strikes, scarcity of labor or materials, act of God or from any other cause. For purposes of this Lease, a “government holiday” shall be determined by reference to Public Law, as the same may be amended from time to time.

14. Insolvency or Bankruptcy of Tenant. In the event Tenant makes an assignment for the benefit of creditors, or a receiver of Tenant’s assets is appointed; or Tenant files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant and the same is not discharged within sixty (60) days, or Tenant is adjudicated as bankrupt, Landlord shall have the option of terminating this Lease by sending written notice to Tenant of such termination and, upon such written notice being given by Landlord to Tenant, the term of this Lease shall, at the option of Landlord, end and Landlord shall be entitled to immediate possession of the Premises and to recover damages from Tenant in accordance with the provisions of Article 17 hereof.

15. Limitation of Liability of Landlord. Landlord shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members, guests or trespassers for any damage, compensation or claim arising from the necessity of repairing any portion of the Building, the interruption in the use of the Premises, accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons whatsoever) of elevators, or heating, cooling, electrical or plumbing equipment or apparatus, or the termination of this Lease by reason of the destruction of the Premises, or from any fire, robbery, theft, and/or any other casualty, or from any leakage in any part or portion of the Premises, or the Building, or from water, rain or snow that may leak into, or flow from, any part of the Premises or the Building. Any goods, property or personal effects, stored or placed by Tenant in or about the Premises or Building, shall be at the risk of Tenant, and Landlord shall not in any manner be held responsible therefore.

16. Damage to the Premises. If the Premises shall be partially damaged by fire or other cause without the fault or neglect of Tenant, its agents, employees or invitees, Landlord shall diligently and as soon as practicable after such damage occurs (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company) repair such damage at the expense of Landlord, provided, however, that if the Building is damaged by fire or other cause to such extent that the damage cannot be fully repaired within ninety (90) days from the date of such damage, Landlord upon written notice to the Tenant, in which event the rent shall be apportioned and paid to date of such damage. During the period that Tenant is deprived of the use of the damaged portion of the Premises, Tenant shall be required to pay rental covering only that part of the Premises that Tenant is able to occupy and the rent for such space shall be that portion of the total rent which the amount of square foot area remaining that can be occupied by Tenant bears to the total square foot area of the Premises. All injury or damage to the Premises or the Building caused by Tenant or its agents, employees and invitees, shall be repaired by Landlord, and any cost so incurred by Landlord not covered by insurance shall be paid by Tenant in which event such cost shall become additional rent payable with the installment of rent next becoming due under the terms of this Lease. Notwithstanding the foregoing, in the event the Premises are damaged following the second anniversary of the Commencement Date and the repair of the same shall take longer than ninety (90) days, Tenant shall have the right to terminate this Lease upon written notice to Landlord provided Tenant shall remain responsible for the payment of rent through the date of the damage.

17. Default of Tenant and Landlord. If Tenant shall fail to pay any monthly installment of rent as aforesaid and/or as otherwise required By Article 23 hereof (although no legal or formal demand has been made therefore), or shall violate or fail to perform any of the other conditions, covenants or agreements on its part contained in this or in any other lease of space in the Building, and such failure to pay rent or such violation or failure shall continue for a period of fifteen (15) days after Tenant’s receipt of written notice from Landlord, then and in any of said events Tenant shall be deemed in default (provided in the event of a non-monetary breach, Tenant shall not be deemed in default if it has begun to cure the same within fifteen (15) days following receipt of such notice and diligently proceeds to cure the same) and this Lease shall, at the option of Landlord, cease and terminate upon at least thirty (30) days prior written notice of such election to Tenant by Landlord, and if such failure to pay rent or such violation or failure shall continue to the date set forth in such notice of termination, then this Lease shall cease and terminate without further notice to quit or of Landlord’s intention to re-enter, the same being hereby waived, and Landlord may proceed to recover possession under and by virtue of the provisions of the laws of Virginia, or by such other proceedings, including re-entry and possession, as may be applicable. If Landlord elects to terminate this Lease everything herein contained on the part of Landlord to be done and performed shall cease without prejudice, however, to the right of Landlord to recover from Tenant all rental accrued up to the time of termination or recovery of possession by Landlord, whichever is later. Should this Lease be terminated before the expiration of the term of this Lease by reason of Tenant’s default as herein provided, or if Tenant shall abandon or vacate the Premises before the expiration or termination of the term of this Lease, the Premises may be relet by Landlord for such rent and upon such terms as are not unreasonable under the circumstances and, if the full rental hereinabove provided shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in rent, reasonable attorneys’ fees, brokerage and leasing fees and expenses of placing the Premises in first class rentable condition. Any damage or loss of rental sustained by Landlord may be recovered by Landlord, at Landlord’s option, at the time of the relettings, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or, at Landlord’s option, may be deferred until the expiration of the term of this Lease in which event the cause of action shall not be deemed to have accrued until the date of expiration of said term. The provisions contained in this paragraph shall be in addition to and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired term of this Lease. In the event that Tenant continues to occupy the Premises after the expiration of the term of this Lease, with the express or implied consent of Landlord, such tenancy shall be from month to month and shall not be renewal of the term of this Lease or a tenancy from year to year. All rights and remedies of Landlord under this Lease shall be cumulative and shall not be exclusive of any other rights and remedies provided to Landlord under applicable law.

If Landlord breaches any of its covenants and obligations contained in this Lease and the breach shall continue for a period of fifteen (15) days after written notice of such violation is received by Landlord from Tenant, Landlord shall be deemed to be in default (provided Landlord shall not be deemed in default if it has begun to cure the same within fifteen (15) days following receipt of notice from Tenant and diligently proceeds to cure the same). In the event of a default by Landlord related to its maintenance and repair obligations hereunder, Tenant shall have the right to cure such default on behalf of the Landlord and deduct the cost of the same from the monthly rent owed by Tenant hereunder until Tenant is reimbursed in full for the cost thereof. In the event of any other default by Landlord under this Lease, Tenant shall have the right to seek any remedy available under applicable law.

18. Waiver. If under the provisions hereof Landlord shall institute proceedings and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any covenant herein contained nor of any of Landlord’s rights hereunder. No waiver by Landlord of any breach of any covenant, condition or agreement herein contained shall operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installments of rent herein stipulated shall be deemed to be other that on account of the earliest stipulated rent or shall any endorsement or statement on any check or letter accompanying a check for payment of rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or to pursue any other remedy provided in this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease.

19. Subordination. This Lease is subject and subordinate to the lien of all and any mortgages (which term “mortgages” shall include both construction and permanent financing and shall include deeds of trust and similar security instruments) which may now or hereafter encumber or otherwise affect the real estate (including the Building) of which the Premises form a part, or Landlord’s leasehold interest therein, and to all and any renewals, extensions, modifications, recastings or refinancings thereof. Notwithstanding the foregoing Landlord shall obtain from any holder of a mortgage, deed of trust or other security instrument a non-disturbance agreement from such third parties acknowledging and agreeing that Tenant’s possession of the Premises will not be disturbed so long as Tenant performs its obligations hereunder. In confirmation of such subordination, Tenant shall, at Landlord’s request, promptly execute any requisite or appropriate certificate or other document and if Tenant fails to execute the same within fifteen (15) days following receipt of request from Landlord, Tenant agrees that Landlord shall be authorized to execute the certificate or other document as Tenant’s attorney-in-fact. Tenant agrees that in the event that any proceedings are brought for the foreclosure of any such mortgage, Tenant shall attorn to the purchaser at such foreclosure sale and recognize such purchaser as the Landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereinafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event that any such foreclosure proceeding is prosecuted or completed; provided, however, that such attornment and recognition shall be conditioned upon Tenant’s receiving from such purchaser, reasonable assurances that Tenant may remain in quiet and peaceable possession of the Premises for the unexpired term at the rents herein provided and that purchaser shall otherwise keep and perform all of the covenants and conditions herein contained on the part of Landlord to be kept and performed.

20. Condemnation. If the whole or a substantial part of the Premises shall be taken or condemned by any governmental authority for any public or quasi-public use or purpose (including sale under threat of such a taking), then the term of this Lease shall cease and terminate as of the date when title vests in such governmental authority, and the annual rental shall be abated on the date when such title vests in such governmental authority. If less than a substantial part of the Premises is taken or condemned by any governmental authority for any public or quasi-public use or purpose, the rent shall be equitably adjusted on the date when title vests in such governmental authority and the Lease shall otherwise continue in full force and effect. Tenant shall have no claim against Landlord (or otherwise) for any portion of the amount that may be awarded as damages as a result of any governmental taking or condemnation (or sale under threat of such taking or condemnation) or for the value of any unexpired term of the Lease. For purposes of this Article 20, a substantial part of the Premises shall be considered to have been taken if more than fifty percent (50%) of the Premises are unusable by Tenant and, if the Premises are on more than one floor of the Building, then this Article shall apply as if separate leases were made in respect of the Premises on each such floor.

21. Rules and Regulations. Tenant, its agents and employees shall abide by and observe the rules and regulations attached hereto as Exhibit B. Tenant, its agent and employees, shall abide by and observe such other reasonable rules and regulations as may be promulgated from time to time by Landlord, with copy sent to Tenant, for the operation and maintenance of the Building, provided that the same are in conformity with common practice and usage in similar buildings and are not inconsistent with the provisions of this Lease. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such rules and regulations, or the terms, conditions or covenants contained in any other Lease, as against any other Tenant, and Landlord shall not be liable to Tenant for violation of the same by other Tenant, its employees, agents, business invitees, licensees, customers, clients, family members or guests.

22. Covenants of Landlord. Landlord covenants that it has the right to make this Lease for the term aforesaid, and that if Tenant shall pay the rental and perform all of the covenants, terms and conditions of this Lease to be performed by Tenant, Tenant shall, during the term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord.

23. Increases in Real Estate Taxes. Beginning on January 1, 2009, and for each year thereafter, Tenant shall be responsible for paying, for the Term year, its prorata share of the increase in real estate taxes paid by Landlord over the “Base Year Amount”, as defined below, within thirty (30) days following Tenant’s receipt of evidence of the increase and confirmation that such amount has been paid by Landlord. Tenant’s prorata share for purposes of this Article 23 shall be a fraction, the numerator of which is the net rentable square footage of the Premises and the denominator of which shall be the total net rentable square footage of all the buildings situated on the land which the Premises are located. The “Base Year Amount” shall be defined as the real estate taxes levied upon the land and Building for the first full calendar year following the Commencement Date.

24. No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord and Tenant.

25. No Representations by Landlord. Neither Landlord nor any agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth. The Tenant, by taking possession of the Premises, shall accept the same “as is,” and such taking of possession shall be conclusive evidence that the Premises and the Building are in good and satisfactory condition at the time of such taking of possession.

26. Brokers. Landlord recognizes Edwin C. Hall Associates as the broker negotiating this Lease and shall pay said broker a leasing commission therefore pursuant to a separate agreement between said broker and Landlord. Landlord and Tenant each represent and warrant one to another that except as immediately hereinabove set forth neither of them has employed any broker in carrying on the negotiations relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warrant by the respective indemnitors.

27. Notices. All notices or other communications hereunder shall be in writing and shall be deemed duly given when received if delivered in person or by certified or registered mail, return receipt requested, first-class postage prepaid, (i) if to Landlord addressed at c/o Hall Associates Inc. 213 S. Jefferson St., Suite 1007, Roanoke, VA 24011 and if to Tenant addressed at Luna Innovations, Attn: Scott Graeff, Riverside Center, Suite 300, Roanoke, VA 24014, unless notice of a change of address is given pursuant to the provisions of this Article.

28. Estoppel Certificates. Tenant agrees, at any time and from time to time, upon not less than five (5) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), (ii) stating the dates to which the rent and other charges hereunder have been paid by Tenant, (iii) stating whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which Tenant may have knowledge, and (iv) stating the address to which notices to Tenant should be sent pursuant to Article 27 hereof. Any such statement delivered pursuant hereto may be relied upon by any owner of the Building, any prospective purchaser of the Building, any mortgagee or prospective mortgagee of the Building or of Landlord’s interest, or any prospective assignee of any such mortgage.

29. Holding Over. In the event that Tenant shall not immediately surrender the Premises on the date of expiration of the term hereof, Tenant shall, by virtue of the provisions hereof, become a Tenant by the month at the monthly rental in effect during the last month of the term of this Lease, which said monthly tenancy shall commence with the first day next after the expiration of the term of this Lease. Tenant as a monthly tenant shall be subject to all of the conditions and covenants of this Lease, including the additional rent provisions of Article 23. Tenant shall give to Landlord at least sixty (60) days’ prior written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days’ written notice to quit the Premises, except in the event of nonpayment of rent in advance or of the breach of any other covenant by the Tenant, in which event Tenant shall not be entitled to any notice to quit, the usual notice to quit being hereby expressly waived. Notwithstanding the foregoing provisions of this Article 29, in the event that Tenant shall hold over after the expiration of the term hereby created, and if Landlord shall desire to regain possession of the Premises promptly at the expiration of the term of this Lease, then at any time prior to Landlord’s acceptance of rent from Tenant as a monthly tenant hereunder, Landlord, at its option, may forthwith re-enter and take possession of the Premises without process, or by any legal process in force in Virginia.

30. Right of Landlord to Cure Tenant’s Default. If Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act, and the amount of the expense thereof, if made or done by Landlord, with interest thereon at the annual rate of one percent (1%) above the New York City prime rate of interest in effect at and accruing from the first day of the first calendar month following the date such payment was made by Landlord, shall be paid by Tenant to Landlord and shall constitute additional rent hereunder due and payable with the next monthly installment of rent; but the making of such payment or the doing of such act by Landlord shall not operate to cure such default or to estop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled. If Tenant fails to pay any installment of rent on or before the tenth (10th) day of the calendar month when such installment becomes due and payable, Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such installment. Such late charge shall constitute additional rent hereunder due and payable with the next monthly installment rent.

31. Lien on Personal Property. Landlord shall have a lien upon all the personal property of Tenant moved into the Premises, as and for security for the rent and other Tenant obligations heretofore provided. In order to perfect and enforce said lien, Landlord may at any time after default in the payment of rent or default of other obligations, seize and take possession of any and all personal property belonging to Tenant which may be found in and upon the Premises. Should Tenant fail to redeem the property so seized, by payment of whatever sum may be due Landlord under and by virtue of the provisions of this Lease, then and in that event, Landlord shall have the right, after ten (10) days’ written notice to Tenant of its intention to do so, to sell such property so seized at public or private sale and upon such terms and conditions as to Landlord may appear advantageous, and after the payment of all property charges incident to such sale, apply the proceeds thereof to the payment of any balance due on account of rent or other obligations as aforesaid. In the event there shall then remain in the hands of Landlord any balance realized from the sale of said property, as aforesaid, the same may be retained by Landlord and applied against accruing rents or paid over to or for the account of Tenant.

32. Benefit and Burden. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and, subject to the provisions of Article 5, each of their respective representatives, successors and assigns. Landlord may freely and fully assign its interest hereunder.

33. Gender and Number. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein which the context may require such substitution.

34. Entire Agreement. This Lease, together with the Exhibits attached hereto, contains and embodies the entire agreement or the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained, in this Lease and exhibits, shall be of any force or effect. This Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto.

35. Invalidity of Particular Provisions. If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

36. Miscellaneous Additional Provisions.

36A. Notwithstanding anything herein to the contrary, and so long as the Tenant is current in the payment of the Rent, the parties agree that any dispute arising out of or related to this Lease shall be resolved exclusively by arbitration in Roanoke, Virginia, provided however that neither Landlord nor Tenant shall commence an arbitration proceeding unless and until such party shall first give a written notice (a “Dispute Notice”) to the other party setting forth the nature of the dispute. The parties shall first attempt in good faith to resolve the dispute without resorting to arbitration. If the dispute has not been resolved by the parties within thirty (30) days after delivery of a Dispute Notice, then either party may proceed with the filing of a demand for arbitration. The arbitration shall be initiated and administered according to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of the Dispute Notice, and the parties agree that a single arbitrator, mutually selected by the parties, will preside over the proceeding. The arbitration will be initiated by the certified mailing of a Demand for Arbitration by one party to the other. If the parties cannot agree upon an arbitrator within thirty (30) days after a Demand for Arbitration has been made, the parties shall seek appointment of an arbitrator by the Circuit Court for the City of Roanoke. The arbitrator shall base the award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. The ruling of the arbitrator shall be final and binding on the parties, and any judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The losing party shall pay the costs of the arbitration, the legal fees and all other reasonable costs incurred by the winning party.

36B. This Lease shall be construed in accordance with the laws of the Commonwealth of Virginia.

36C. To the extent any terms and conditions set forth in the Rules and Regulations attached hereto as Exhibit C conflict with the provisions set forth in any Article of this Lease, the provisions contained in the Articles shall control.

36D. In consideration of the payment of rent, Tenant shall also be entitled to select and have the exclusive use of its prorata share of the parking spaces under the Building and such spaces shall be marked as reserved.

36E. Tenant agrees that it shall not disclose the terms and conditions of this Lease to any third party, provided Tenant may disclose the same to its accountants, attorneys and other third parties engaged by Tenant.

36F. This Lease may be executed in counterparts and facsimile signatures shall be deemed originals for purposes of this Lease.

Landlord and Tenant have each executed this Lease under seal on the day and year hereinabove written.

LANDLORD:	CARILION MEDICAL CENTER

	By	/s/ Edward G. Murphy

Edward G. Murphy Pres/CEO

TENANT:	LUNA INNOVATIONS INCORPORATED

	By	/s/ Scott A. Graeff

Scott A. Graeff CFO

EXHIBIT A

[Attach Floor Plans]

EXHIBIT B

RULES AND REGULATIONS

RIVERSIDE CENTER

ROANOKE, VIRGINIA

The following rules and regulations have been formulated for the safety and well-being of all the Tenants of the Building. Strict adherence to these rules and regulations is necessary to guarantee that each and every tenant will enjoy a safe and unannoyed occupancy in the Building. Any repeated or continuing violation of these rules and regulations by Tenant after notice from Landlord shall be sufficient cause for termination of this Lease at the option of Landlord.

The Landlord may, upon request by any Tenant, waive the compliance by such Tenant of any of the foregoing rules and regulations, provided that (i) no waiver shall be effective unless signed by Landlord or Landlord’s authorized agent, (ii) any such waiver shall not relieve such Tenant from the obligation to comply with such rule or regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to any Tenant shall relieve any other Tenant from the obligation of complying with the foregoing rules and regulations unless such other Tenant has received a similar waiver in writing from Landlord.

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls or other parts of the Building not occupied by any Tenant shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress and egress to and from the Premises and if the Premises are situated on the ground floor of the Building the Tenant thereof shall, at said Tenant’s own expense, keep the sidewalks of said Premises clean and free from ice and snow. Landlord shall have the right to control and operate the public portions of the Building, and the facilities furnished for the common use of the Tenants, in such manner as Landlord deems best for the benefit of the Tenants generally. No Tenant shall permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment by other Tenants of the entrances, corridors, elevators and other public portions or facilities of the Building. No smoking in building.

2. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of the Landlord.

3. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside or inside of the Premises or building without the prior consent of the Landlord. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the Tenant or Tenants violating this rule. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for each Tenant by the Landlord at the expense of such Tenant, and shall be of a size, color and style acceptable to the Landlord.

4. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules without the prior written consent of the Landlord.

5. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

6. There shall be no defacing any part of the Premises or the Building. No boring, cutting or stringing of wires shall be permitted. Tenant shall not construct, maintain, use or operate within the Premises or elsewhere within or on the outside of the Building, any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system.

7. No vehicles or animals, birds or pets of any kind shall be brought into or kept in or about the premises, and no cooking of food shall be done or permitted by any Tenant on said premises. No Tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

8. No Tenant shall make, or permit to be made, any unseemingly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises of those having business with them whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No Tenant shall throw anything out of the doors or windows or down the corridors or stairs.

9. Any inflammable, combustible or explosive fluid, chemical or substance kept or brought in to the building must be stored and monitored and meet all conditions and standards that are applicable.

10. Each Tenant, shall, upon the termination of this tenancy, restore to Landlord all keys of stores, offices, storage, and toilet rooms either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys, so furnished, such Tenant shall pay to the Landlord the cost thereof.

11. No additional locks or bolts of any kind shall be placed upon any of the doors, or windows by any Tenant, nor shall any changes be made in existing locks or the mechanism thereof. The doors leading to the corridors or main halls shall be kept closed during business hours except as they may be used for ingress or egress. Each Tenant, shall, upon the termination of this tenancy, restore to Landlord all keys of stores, offices, storage, and toilet rooms either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys, so furnished, such Tenant shall pay to the Landlord the cost thereof.

12. All removals, or the carrying in or out of any matter of any description must take place during the hours which the Landlord or its Agent may determine from time to time. The Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

13. Any person employed by any Tenant to do janitorial work within the Premises must obtain Landlord’s consent and such person shall, while in the Building and outside of said Premises, comply with all instructions issued by Building Management.

14. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

15. Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to the Building Management. Each Tenant shall be responsible for all persons for whom he authorizes entry into or exit from the Building, and shall be liable to the Landlord for all acts of such persons.

16. The premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

17. No Tenant shall occupy or permit any portion of the Premises to be used or occupied as an office for the possession, storage, manufacture, or sale of narcotics, nitroglycerin, illegal drugs, fertilizer, tobacco in any form, or a barber or manicure shop, or as an employment bureau, unless said Tenant’s Lease expressly grants permission to do so. No Tenant shall engage or pay any employees on the Premises, except those actually working for such Tenant on said premises, nor advertise for laborers giving an address at said premises.

18. Each Tenant, before closing and leaving the Premises at any time, shall see that all suite entry doors are closed and all lights turned off.

19. The requirements of Tenants will be attended to only upon application at the office of the Building. Employees shall not perform any work or do anything outside of the regular duties, unless under special instruction from the management of the Building.

20. Canvassing or soliciting in the Building is prohibited and each Tenant shall cooperate to prevent the same.

21. No water cooler, plumbing or electrical fixtures shall be installed by any Tenant, unless expressly authorized by Landlord.

22. There shall not be used in any space, or in the public halls of the Building, either by any Tenant or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

23. Access plates to underfloor conduits shall be left exposed. Where carpet is installed, carpet shall be cut around access plates.

24. Mats, trash or other objects shall not be placed in the public corridors.

25. Landlord does not maintain suite finishes which are nonstandard; such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need for repairs arise, the Landlord will arrange for the work to be done at Tenant’s expense.

AMENDED LEASE RIVERSIDE CENTER

This is an amendment to a certain Lease (the “Lease”) entered into between CARILION MEDICAL CENTER, a Virginia nonprofit corporation (the “Landlord”) and LUNA INNOVATOINS INCORPORATED, a Virginia corporation (the “Tenant”) dated the 30th day of December, 2005.

WHEREAS, Landlord and Tenant desire to amend said Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and those terms and conditions set out in the Lease, the parties hereby agree to amend the numbered Articles in said lease with the following replacement Articles of the same number, amend and replace Exhibit A attached to the Lease with that attached hereto, and to add to the Lease the other numbered Articles set forth herein and Exhibit C and Exhibit D attached hereto.

1. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the term and upon the conditions hereinafter provided, that certain space located on the 4th  floors of the office building to be constructed by Landlord of Building #1 – Riverside Center, Roanoke, Virginia, 24014, (hereinafter referred to as the “Building”), which space shall consist of the entire 4th floor of the Building with approximately 24,057 net rentable square feet (such space being hereinafter referred to as (the “Premises”). The Building, including the Premises, is being constructed in two phases: upon completion of Phase 1 of the Building the 4th floor will contain approximately 13,740 net rentable square feet and upon completion of Phase 2 of the Building the 4th floor will contain an additional 10,317 net rentable square feet. The parties agree that a floor plan showing the Premises is attached hereto as Exhibit A.

2. Term and Renewal. Initially this Lease shall be for 13,740 sq. ft. of the Premises with a rental rate of $24.00 per square foot and Tenant’s obligation to pay rent shall commence on the later of: (i) the 1st day of September 2006 or (ii) the day the Landlord delivers to Tenant a certificate of occupancy issued by the appropriate governmental authorities (provided Phase 1 of the Building and Tenant’s Improvements for such space are substantially complete) permitting Tenant to take possession of the first 13,740 net rentable square feet of the Premises as reflected on Exhibit A (the “Commencement Date”) Landlord shall provide at least thirty (30) days prior notice to Tenant of the anticipated Commencement Date for Phase 1 and Landlord shall give Tenant access to the Premises being part of Phase I during such thirty (30) day period.

The “term” of this Lease shall commence on the later of: (i) the 1st day of January, 2007, or (ii) the day the Landlord delivers to Tenant of a certificate of occupancy issued by the appropriate governmental authorities (provided Phase 2 of the Building and Tenant’s Improvements for such space are substantially complete) permitting Tenant to take possession of the remaining 10,317 net rentable square feet of the Premises as reflected on Exhibit A and shall terminate seven years thereafter, unless sooner terminated as provided herein. In the event the a certificate of occupancy for Phase 2 of the Building and Tenant’s Improvements for such space are not substantially complete by April 1, 2007, Tenant may terminate the Lease. Beginning on the first day of the term, Tenant shall pay an annual rent at the rate of $24.00 per square foot on the entire square footage in the Premises, subject to the increases described in Article 5 hereinbelow.

Landlord agrees that in the event Tenant notifies Landlord in writing at least twelve (12) months prior to the end of the initial seven year term that Tenant would like to renew this Lease for an additional five years, Landlord shall negotiate with Tenant in good faith for a five year extension of this Lease.

2A. Tenant’s Right to Terminate the Lease. In addition to the other provisions set forth herein, Tenant shall have the option to terminate this Lease after the 5th year of the Term if it provides Landlord with notice of the exercise of such option and at the same time pays to Landlord a termination fee of $275,362 (as reflected on Exhibit C attached hereto) plus interest from January 1, 2007 based on the increase by the percentage that the Consumer Price Index increases between the beginning of the first month of that Year and the end of the last month of the that Year. For every year thereafter an additional increase shall be calculated in a similar fashion. The Consumer Price Index refers to the Consumer Price Index entitled “All Urban Consumers – (1967=100) – All Items,” as promulgated by the Bureau of Labor Statistics of the United States Department of Labor. In the event that this price index or a successor or substitute index is not available, a similar governmental or other nonpartisan agency index shall be chosen by the Tenant to cover the increased cost of build out. To be effective said notice of termination must be accompanied with the payment of said termination fee and must be given during the month of July, 2011.

5. Rent. The first monthly installment of rent in accordance with the terms of Article 2 shall be made by Tenant within two business days following the Commencement Date, and the second and all subsequent monthly payments to be made on the first day of each and every calendar month until the end of the term, unless sooner terminated as provided herein, beginning with the second full calendar month after the Commencement Date. If the Commencement Date is a date other than the first day of a month, the rent from the Commencement Date until the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) or one-thirty first (1/31st), as applicable, of the base monthly rental for each day and that amount plus rent for the first full calendar month. Tenant shall pay rent to Landlord, or to such other party or at such other address as Landlord may designate from time to time by written notice to Tenant, without demand and without deduction, set-off or counterclaim, except as expressly set forth herein. If Landlord shall at any time or times accept said rent after it shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any or all of Landlord’s rights hereunder. As reflected in the table set forth below, rent for the third, fourth, fifth, sixth and seventh years of the term shall increase by two percent (2%) over the rent paid during the preceding lease year.

Rent Schedule

Pro-rated for 2006 – (13,740 sq. ft.)	$27,480.00 per month
Year One Jan. 1, 2007 – Dec. 31, 2007 – (24,057sq. ft.)	$48,114.00 per month
$577,368.00 annually
Year Two
Jan. 1, 2008 – Dec. 31, 2008	$48,114.00 per month
$577,368.00 annually

Year Three
Jan. 1, 2009 – Dec. 31, 2009	$49,076.28 per month
$588,915.36 annually
Year Four
Jan. 1, 2010 – Dec. 31, 2010	$50,057.81 per month
$600,693.72 annually
Year Five
Jan. 1, 2011 – Dec. 31, 2011	$51,058.97 per month
$612,707.64 annually
Year Six
Jan. 1, 2012 – Dec. 31, 2012	$52,080.14 per month
$624,961.78 annually
Year Seven
Jan. 1, 2013 – Dec. 31, 2013	$53,121.75 per month
$637,461.01 annually

**	The dates are to be adjusted if the term does not begin on January 1, 2007.

6. Building and Improvements. Landlord, at its sole cost and expense, shall cause the Building, of which the Premises are a part, to be constructed in accordance with the plans and specifications, including finishes, resubmitted to the Building Department of the City of Roanoke on December 28, 2005, which plans and specifications are incorporated herein by reference (the “Plans and Specifications”). Landlord warrants to Tenant that the Building shall be constructed in a good and workmanlike manner, substantially free of defects in workmanship and substantially in accordance with the Plans and Specifications; it being acknowledged by Tenant that Landlord may substitute materials of like-kind and quality without obtaining Tenant’s prior written consent. Landlord shall promptly repair and replace any defects or deficiencies noted by Tenant to Landlord which arises as a result of the construction of the Building and not as a result of Tenant’s use of the Premises.

Prior to the Commencement Date Landlord shall complete construction of all requested Tenant improvements in Phase 1 according to Tenant’s plans and specifications attached hereto as Exhibit D, and prior to the beginning of the term Landlord shall complete construction of all request Tenant Improvements in the Premises (all the requested Tenant improvements are referred to herein as the “Tenant’s Improvements” ). Landlord agrees that it shall pay for all of Tenant’s Improvements as shown on the plans and specifications attached hereto as Exhibit D, provided Tenant agrees to pay the Landlord, within five (5) business days following the Commencement Date, $79,247 for a portion of the Tenant’s Improvements.

Landlord agrees to contract directly with the party constructing the Building to complete Tenant’s Improvements, and Tenant shall be named as a third party beneficiary to such contract. Tenant shall be free to make, with Landlord’s consent, provided such consent shall not be unreasonably withheld or delayed, additional alterations, redecorations, or improvements in and to the Premises provided all of such alterations, redecorations, additions or improvements conform to all applicable Building Codes of the City of Roanoke. In the event Tenant requests alterations, redecorations or additional improvements not reflected on the plans and specification attached hereto as Exhibit D, Tenant agrees that it shall be responsible for the cost of the same if the alterations, redecoration or improvements cause the total amount to be incurred by Landlord for the construction of Tenant’s Improvements to increase. Tenant shall reimburse Landlord for any additional costs paid by Landlord arising from Tenant’s requested alterations, redecorations or improvements not shown on the plans and specification attached hereto as Exhibit D within thirty (30) days following Tenant’s receipt of written notice from Landlord that the additional costs have been paid. If any mechanic’s lien is filed against the Premises, or the real property of which the Premises are a part, for work claimed to have been done directly for, or materials claimed to have furnished directly to, Tenant, such mechanic’s lien shall be discharged by Tenant within twenty (20) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by filing any bond permitted by law. If Tenant shall fail to discharge any such mechanic’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as additional rent payable with the monthly installment of rent next becoming due; it being hereby expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive, or release, the default of Tenant in not discharging the same. It is understood and agreed that in the event Landlord shall give its written consent to Tenant’s making any alterations, decorations, or improvements, such written consent shall not be deemed to be an agreement or consent by Landlord to subject Landlord’s interest in the Premises, the Building or the real property upon which the Building is situated to any mechanic’s liens which may be filed in respect of any such alterations, decorations, additions, or improvements made by or on behalf of Tenant. All alterations, decorations, additions or improvements, in or to the Premises or the Building made by either party shall remain upon and be surrendered with the Premises as a part thereof at the end of the term hereof without disturbance, molestation or injury; provided, however, that if Tenant is not in default in the performance of any of its obligations under this Lease, Tenant shall have the right to remove, prior to the expiration or termination of the term of this Lease, all movable furniture, furnishings, or equipment installed in the Premises at the expense of Tenant (except carpeting which Tenant has installed, which shall become property of Landlord), and if such property of Tenant is not removed by Tenant prior to the expiration or termination of this Lease the same shall become the property of Landlord and shall be surrendered with the Premises as a part thereof.

“Exhibit C” in subparagraph C in Article 36 is changed to “Exhibit B”.

Except as modified herein, all other terms and provisions of the Lease remain unchanged and are hereby ratified and affirmed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WITNESS the following signatures and seals as of the 20 day of July, 2006.

LANDLORD:	CARILION MEDICAL CENTER

	By:	/s/ Curtis E. Mills SVP
Curtis E. Mills, Jr.
Senior Vice President

TENANT:	LUNA INNOVATIONS INCORPORATED

	By:	/s/ Scott A. Graeff
	Title:	CFO

FLOOR PLAN

GRAPHIC SCALES

HSMM

LUNA INNOVATIONS

CARILION Health System

LUNA INNOVATIONS/
RIVERSIDE CENTER

LUNA INNOVATIONS
CARILION HEALTH SYSTEM

FLOOR PLAN

A101

EXHIBIT C

LUNA Inovations Tenant Upfit
Riverside Corporate Centre
Office Building #1

Scope of Work Changes	COSTS TO BE PAID BY LUNA AT OCCUPANY
1. Rough Carpentry	$6,114.06
2. Board Room Trim	$5,304.00
3. Finish Carpentry	$4,613.72
4. Reception Area	$18,494.32
5. Caulking	SEE ADDITIONAL
6. Security Hardware	$19,884.80
7. Metal Studs & Drywall	$15,722.72
8. Acoustical Wall Panels	$820.56
9. Delete Toilet Accessories	($689.52)
10. Decorative Lighting	$20,800.00
11. Alt. Light Fix Type F	($990.00)
12. Alt. Light Fix Type X	($1,103.00)
13. Motorized Sun Shades	$9,615.00
14. Allowance for S.C.I.F. Room	$20,057.00

Sub Total	$118,643.66

Skanska Fee	$4,449.14	3.75%

Total Construction Scope Changes	$123,092.80
HSMM Design Fee	$6,154.64	5.00%

Project Total Scope Changes	$129,247.44

Deduct-Luna Takes All of 4th Fl 1/1/07	-$50,000.00

Net Due Carilion @ 9/1/07	$79,247.44

ADDITIONAL COSTS ABOVE THE UPFIT ALLOWANCE	COSTS TO LUNA IF ONLY A FIVE YR LEASE
1. Fire Extinguishers & Cabt.	$4,350.32
2. Electrical	$15,811.12
3. Caulking	$3,120.00

Sub Total	$23,281.44

Skanska Fee	$873.05	3.75%

Total Construction Scope Changes	$24,154.49
HSMM Design Fee	$1,207.72	5.00%

Total Addl. Upfit Costs	$25,362.22

Previous Overage of Upfit Costs	$250,000.00

Total Due-Lease Terminated at Five Yrs.	$275,362.22

Exhibit D

[Attached Plans and Specifications for Tenant’s Improvements]

SECOND AMENDMENT TO LUNA INNOVATIONS

LEASE OF RIVERSIDE CENTER

This is the Second Amendment to a certain Lease (the “Lease”) entered into between CARILION SERVICES, INC., a Virginia nonprofit corporation (the “Landlord”) and LUNA INNOVATIONS INCORPORATED, a Virginia corporation (the “Tenant”) dated the 30th day of December, 2005.

WHEREAS, Landlord and Tenant desire to amend the Lease as provided herein below.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and those terms and conditions set out in the Lease, the parties hereby agree to delete Section 1A. Tenant’s Option and Right of First Refusal in the Lease and to replace it with the following:

1A.

Tenant’s Option and Right of First Refusal. If at any time hereafter, Landlord receives from a ready, willing and able prospective tenant an acceptable bona fide offer, or makes a bona fide offer to such a prospective tenant, to lease all or a portion of the space on the second floor of the Building not leased to Tenant, Landlord shall give Tenant written notice thereof, specifying term, rent of the proposed lease, accompanied by Landlord’s affidavit that such offer to lease is in good faith. Tenant shall thereupon have the prior option to lease the space at the rent rate covered by the offer, which option Tenant may exercise by giving Landlord written notice within fifteen (15) days after Tenant’s receipt of Landlord’s notice of the offer. Should Tenant fail to exercise the right of first refusal within the time limits set forth above or elect not to exercise said right, Landlord may lease the space to such third party and Tenant’s right of first refusal for space shall terminate. Notwithstanding the foregoing, Tenant shall have the option, at any time prior to receiving notice from Landlord that Landlord has made or received a bona fide offer to lease all or a portion of the second floor of the Building not leased to Tenant, to lease all or a portion of such additional space. In the event Tenant notifies Landlord in writing of its election to lease additional space on the second floor, the additional space shall be leased by Landlord to

CONFIDENTIAL - SUBJECT

TO PROTECTIVE ORDER

CC 08225

Tenant pursuant to the terms and conditions set forth herein and the parties agree to execute an amendment to this Lease reflecting the lease of the additional space.

Except as modified herein and by the first amendment, all other terms and provisions of the Lease remain unchanged and are hereby ratified and affirmed.

WITNESS the following signatures and seals as of the 5th day of October, 2007.

Date: October 5, 2007	LANDLORD;

CARILION MEDICAL CENTER

	By:	/s/ Curtis E. Mills, Jr.
Curtis E. Mills, Jr.
Senior Vice President

Date: 10/5, 2007	TENANT:

LUNA INNOVATIONS INCORPORATED

	By:	/s/ Scott A. Graeff
Scott A. Graeff
Chief Commercialization Officer

CONFIDENTIAL - SUBJECT

TO PROTECTIVE ORDER

CC 08226

THIRD AMENDMENT

TO

LEASE

RIVERSIDE CENTER

This is an amendment having an effective date of April 1, 2010 to a certain lease entered into between CARILION MEDICAL CENTER, a Virginia nonprofit corporation (the “Landlord”) and LUNA INNOVATIONS INCORPORATED, a Delaware corporation (the “Tenant”) dated the 30th day of December, 2005, as amended by the Amended Lease Riverside Center dated July 20th, 2006 with an effective date of September 1, 2006 (the “First Amendment”), and the Second Amendment to Luna Innovations Lease of Riverside Center dated on or about October 5, 2007 (as thus amended, the “Lease”)

WHEREAS, Landlord and Tenant desire to amend the Lease and find that the below amendments are mutually beneficial for the effective continuation of the Lease,

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and those terms and conditions set out in the Lease, the parties hereby agree to delete Article 2.A of the First Amendment and declare it null and void from this time forth, to amend the numbered Articles in the Lease with the following replacement articles of the same number.

2 Term and Renewal. The Term of this Lease shall extend until and end on December 31, 2015.

5 Rent. Monthly payments are to be made on the first day of each and every calendar month until the end of the Term. Tenant shall pay rent to Landlord, or to such other party or at such other address as Landlord may designate from time-to-time by written notice to Tenant, without demand and without deduction, set-off or counterclaim, except as expressly set forth herein. If Landlord shall at any time or times accept said rent after it shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a wavier of any or all of Landlord’s rights hereunder. As reflected in the table set forth below, rent for the third, fourth, fifth, sixth, seventh, eight and ninth years of the Term shall increase by two percent (2%) over the rent paid during the preceding lease year.

Rent Schedule
Pro-rated for 2006 – (13,740 sq. ft.)	$27,480.00 per month
Year One	$48,114.00 per month
Jan. 1, 2007 – Dec. 31, 2007 – (24,057 sq. ft.)	$577,368.00 annually
Year Two	$48,114.00 per month
Jan. 1, 2008 – Dec. 31, 2008	$577,368.00 annually
Year Three	$49,076.28 per month
Jan. 1, 2009 – Dec. 31, 2009	$588,915.36 annually
Year Four	$50,057.81 per month
Jan. 1, 2010 – Dec. 31, 2010	$600,693.72 annually
Year Five	$51,058.97 per month
Jan. 1, 2011 – Dec. 31, 2011	$612,707.64 annually
Year Six	$52,080.14 per month
Jan. 1, 2012 – Dec. 31, 2012	$624,961.78 annually

Year Seven	$53,121.75 per month
Jan. 1, 2013 – Dec. 31, 2013	$637,461.01 annually
Year Eight	$54,184.19 per month
Jan. 1, 2014 – Dec. 31, 2014	$650,210.28 annually
Year Nine	$55,267.87 per month
Jan. 1, 2015 – Dec. 31, 2015	$663,214.44 annually

Except as expressly amended above, the Lease shall remain in full force and effect

EXECUTED as of the date first herein specified.
Landlord: CARILION MEDICAL CENTER

Date: April 12, 2010	By:	/s/ Briggs W. Andrews
Briggs W. Andrews
Secretary

Date: April 13, 2010	Tenant: LUNA INNOVATIONS INCORPORATED

By: /s/ Kent A. Murphy

Title: CEO